Exhibit 99.1

FOR:	Henry Schein, Inc.
CONTACT:	Steven Paladino
Executive Vice President and
Chief Financial Officer
steven.paladino@henryschein.com
631-843-5500

Susan Vassallo
Vice President, Corporate Communications
susan.vassallo@henryschein.com
(631) 843-5562
FOR IMMEDIATE RELEASE
HENRY SCHEIN TO EXIT WHOLESALE ULTRASOUND BUSINESS
MELVILLE, N.Y. — November 24, 2008 – Henry Schein, Inc. (NASDAQ: HSIC), the largest provider of healthcare products and services to office-based practitioners in the combined North American and European markets, today announced that as of November 18, 2008, it has exited the wholesale ultrasound business and will dispose of such operations during the fourth quarter of 2008. This business represented sales for the Company’s Medical Group of approximately $13 million during 2008, and Henry Schein will record a loss from discontinued operations of approximately $6.5 million (or $.07 per diluted share) primarily related to the write-down of intangible assets during the fourth quarter of 2008. The operating results of the discontinued operation will be reported separately for all prior periods.
     “We take pride in providing our physician customers with a wide array of value-added products and services for operating more efficient practices and delivering quality healthcare to patients. We will continue to sell ultrasound products to physicians, yet we have made the strategic decision no longer to sell ultrasound equipment for the wholesale channel as it falls outside of our core business,” said Stanley M. Bergman, Chairman and Chief Executive Officer of Henry Schein.
About Henry Schein
     Henry Schein, a Fortune 500® company and a member of the NASDAQ 100® Index, is recognized for its excellent customer service and highly competitive prices.  The Company’s four business groups – Dental, Medical, International and Technology – serve more than 550,000 customers worldwide, including dental practitioners and laboratories, physician practices and animal health clinics, as well as government and other institutions. The Company operates through a centralized and automated distribution network, which provides customers in more than 200 countries with a comprehensive selection of more than 90,000 national and Henry Schein private-brand products in stock, as well as more than 100,000 additional products available as special-order items.
     Henry Schein also offers a wide range of innovative value-added practice solutions for healthcare professionals, such as ArubA®, the Company’s electronic catalog and ordering system.  Its leading practice-management software solutions have an installed user base of more than 52,000 practices, including DENTRIX®, Easy Dental®, Oasis® and EXACT® for dental practices, MicroMD® for physician practices, and AVImark® for animal health clinics.
     Headquartered in Melville, N.Y., Henry Schein employs over 12,000 people and has operations or affiliates in 20 countries.  The Company’s net sales reached a record $5.9 billion in 2007.  For more information, visit the Henry Schein Web site at www.henryschein.com.
     In accordance with the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein.  All forward-looking statements made by us are subject to risks and uncertainties and are not guarantees of future performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These statements are identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate” or other comparable terms.  A full discussion of our operations and financial condition, including factors that may affect our business and future prospects, is contained in documents we have filed with the SEC and will be contained in all subsequent periodic filings we make with the SEC.  These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.
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